Exhibit 99.3

CIRCOR Updates Q4 2017 Guidance Range Ahead of Gabelli Conference Presentation

Company expects revenue of $167 million to $170 million and adjusted earnings per share of $0.48 to $0.51

BURLINGTON, Mass.--(BUSINESS WIRE)--Feb. 22, 2018-- CIRCOR International, Inc. (NYSE: CIR) today updated its Q4 2017 adjusted EPS and revenue guidance ahead of its presentation at Gabelli & Company’s Pump, Valve & Water Systems Symposium. CIRCORoriginally provided fourth-quarter guidance during its third-quarter 2017 earnings call on October 27.

The Company now forecasts Q4 2017 revenue in the range of $167 million to $170 million (compared with a previous range of $155 million to $175 million) and adjusted earnings per share of $0.48 to $0.51 (compared with a prior range of $0.35 to $0.55 per share). This updated guidance and the prior guidance ranges for revenue and adjusted earnings per share exclude any transaction and financing costs related to CIRCOR’s acquisition of the Fluid Handling business from Colfax Corporation, and also exclude the results of operations from the acquisition for the period December 11, 2017 to December 31, 2017. The transaction was closed on December 11, 2017. Adjusted EPS excludes any restructuring and special charges.

Gabelli Symposium Webcast

CIRCOR President and Chief Executive Officer Scott Buckhout will participate in an analyst-hosted discussion at the Gabelli Symposium. The discussion and presentation will be webcast live at 8:30 a.m. ET today. A link to the webcast can be found on the “Webcasts & Presentations” section of the Company’s investor relations website at http://investors.circor.com. An archive of the event will be available for approximately 90 days.

CIRCOR plans to announce its fourth-quarter and full-year 2017 results on Wednesday, February 28, 2018.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR’s revenue and adjusted EPS expectations for the fourth quarter of 2017 and the Fluid Handling acquisition. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About CIRCOR International, Inc.
CIRCOR International, Inc. designs, manufactures and markets differentiated technology flow control products and sub-systems for markets including oil & gas, industrial, aerospace & defense and commercial marine. CIRCOR has a diversified flow and motion control product portfolio with recognized, market-leading brands that fulfill its customers’ mission critical needs. The Company’s strategy is to grow organically and through complementary acquisitions; simplify CIRCOR’s operations; achieve world class operational excellence; and attract and retain top talent. For more information, visit the Company’s investor relations website at http://investors.circor.com.

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Source: CIRCOR International, Inc.

CIRCOR International, Inc.
Rajeev Bhalla, 781-270-1210
Executive Vice President and Chief Financial Officer